Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in the Current Report on Form 8-K/A of Cogdell Spencer Inc. dated May 23, 2008, of our report dated April 4, 2008 relating to the consolidated balance sheets of MEA Holdings, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
/s/ Milwaukee, Wisconsin
May 22, 2008